UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July 8, 2008

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 8, 2008, Impac Mortgage Holdings, Inc. (the “Company”) received a second notice from NYSE Regulation Inc. ( “NYSE Regulation”) that the Company was not in compliance with the New York Stock Exchange (“NYSE”) continued listing standard related to maintaining a consecutive thirty day average closing stock price of over $1.00 per common share.  NYSE Regulation noted that effective May 28, 2008 the Company had cured its previous non-compliance with the same NYSE continued listing standard.  However, NYSE Regulation has notified the Company that its common stock has again fallen below the $1.00 average share price requirement.  The Company has notified NYSE Regulation that it intends to submit plans within the required 10 day period to address the price deficiency.   The evaluation by NYSE Regulation for this second instance of non-compliance will include examining the relationship between the two instances of non-compliance and an evaluation of the Company’s method of financial recovery from the first instance versus its plans for addressing the second instance of non-compliance.

NYSE Regulation will consider the Company’s plans as part of its continued listing assessment and make a determination regarding the expected course of action, which may include truncating the procedures applicable in cases of share price non-compliance or immediately initiating suspension and delisting procedures.

Beginning July 14, 2008, the NYSE will make available on its consolidated tape an indicator “.BC” to reflect that the Company is below the NYSE’s quantitative continued listing standards.  The NYSE will also continue to show an “.LF” indicator until such time as the Company is current with all of its periodic filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: July 9, 2008

By:	/s/ Ron Morrison
Name: Ron Morrison
Title: Executive Vice President and General
Counsel